FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2011 RESULTS

COLUMBUS, Ohio – August 10, 2011 – Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the second quarter ended June 30, 2011.

The Company recorded net income for the second quarter of 2011 of $2,842,000 or $0.41 per basic and $0.39 per diluted share, compared with net income of $441,000, or $0.06 per basic and diluted share, in the second quarter of 2010. Total net sales for the second quarter were $35,294,000, compared with $23,476,000 in the same quarter of 2010. Product sales for the three months ended June 30, 2011 increased 56% to $33,547,000, from $21,473,000 for the same period one year ago. The increase in sales is primarily due to higher demand for North American medium and heavy-duty trucks.

For the first six months of 2011, net income was $5,111,000 or $0.74 per basic and $0.70 per diluted share, compared with net income of $304,000, or $0.04 per basic and diluted share, for the same period of 2010. Total net sales for the first six months of 2011 were $64,283,000, compared with $43,918,000 for the same period of 2010. Product sales increased 52%, to $62,521,000 through six months of 2011 compared to $41,169,000 for the same period in 2010.

“We are very pleased with our results so far this year as we set another new quarterly earnings per share record for our Company,” said Kevin L. Barnett, President and Chief Executive Officer. “Our markets continue to show strong growth and are forecasted for higher levels of demand in 2012 and 2013. We also continue to focus on new growth opportunities which have resulted in the award of several major new business programs that will start later in 2011 and into 2012,” Barnett continued.

“We began work on our previously disclosed $14 million Matamoros, Mexico plant expansion project to support capacity needs associated with new business and anticipated demand for existing products in 2012 and beyond. Additional molding capacity is scheduled to come on-line by the end of this year with the project slated for completion in the third quarter 2012,” Barnett said.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay- up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; risks related to the transfer of production from Core Molding Technologies Columbus, Ohio facility to its Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2010 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	06/30/11	06/30/10	06/30/11	06/30/10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$33,547	$21,473	$62,521	$41,169
Tooling Sales	1,747	2,003	1,762	2,749

Net Sales	35,294	23,476	64,283	43,918
Cost of Sales	27,564	20,057	49,961	36,415

Gross Margin	7,730	3,419	14,322	7,503
Selling, General and Admin. Expense	3,177	2,294	6,100	4,619

Operating Income	4,553	1,125	8,222	2,884
Interest Expense – Net	267	457	449	878

Income before Taxes	4,286	668	7,773	2,006
Income Tax Expense	1,444	227	2,662	1,702

Net Income	$2,842	$441	$5,111	$304

Net Income per Common Share
Basic	$0.41	$0.06	$0.74	$0.04

Diluted	$0.39	$0.06	$0.70	$0.04

Weighted Average Shares Outstanding
Basic	6,907	6,817	6,899	6,809

Diluted	7,333	7,079	7,287	7,132

Condensed Consolidated Balance Sheet (in thousands)
	As of	As of
	6/30/11	12/31/10

	(Unaudited)
Assets

Cash	$—	$5,657
Accounts Receivable	20,382	14,746
Inventories	10,648	8,409
Other Current Assets	3,747	3,266
Property, Plant & Equipment – Net	44,910	43,343
Deferred Tax Asset – Net	2,540	2,520
Other Assets	1,118	1,121

Total Assets	$83,345	$79,062

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$4,074	$4,151
Accounts Payable	7,477	6,488
Compensation and Related Benefits	4,566	3,679
Accrued Liabilities and Other	2,028	1,910
Long-Term Debt and Interest Rate Swaps	11,064	13,932
Post Retirement Benefits Liability	10,835	10,837
Stockholders’ Equity	43,301	38,065

Total Liabilities and Stockholders’ Equity	$83,345	$79,062